ABERDEEN EMERGING MARKETS EQUITY INCOME FUND, INC.
c/o ABERDEEN STANDARD INVESTMENTS INC.
1735 MARKET STREET, 32ND FLOOR
PHILADELPHIA, PA 19103
(215) 405-5700

OFFER TO PURCHASE
FOR CASH UP TO 8,956,196 OF THE ISSUED AND OUTSTANDING SHARES OF
COMMON STOCK
OF
ABERDEEN EMERGING MARKETS EQUITY INCOME FUND, INC.
AT 98% OF NET ASSET VALUE PER SHARE

THE OFFER TO PURCHASE WILL EXPIRE AT 11:59 P.M., EASTERN TIME
ON JUNE 17, 2019, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED UNDER "CERTAIN CONDITIONS OF THE OFFER."

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

To the Shareholders of Aberdeen Emerging Markets Equity Income Fund, Inc.:

Aberdeen Emerging Markets Equity Income Fund, Inc., a non-diversified closed-end management investment company incorporated under the laws of the state of Maryland (the "Fund"), is offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, up to 8,956,196 (approximately 15%) of its issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"). As of May 13, 2019, 59,707,975 Shares were outstanding. The offer is to purchase Shares for cash (subject to any applicable withholding taxes and brokerage fees), subject to adjustment for fractional shares, at a price equal to 98% of the net asset value ("NAV") per Share determined as of the close of the regular trading session of the NYSE American, the principal market on which the Shares are traded, on the business day immediately following the day the offer expires or, if the offer is extended, on the business day immediately following the day to which the offer is extended (the "Purchase Pricing Date"). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

The Offer will expire at 11:59 p.m., Eastern time on June 17, 2019, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case the Offer shall expire as so extended by the Fund (the "Expiration Date"). The Shares are traded on the NYSE American under the symbol "AEF". The NAV as of the close of the regular trading session of the NYSE American on May 13, 2019 was $7.78 per Share and the last reported sale price on the NYSE American on such date for a Share was $7.10. Until the Offer expires, NAV quotations can be obtained from AST Fund Solutions, LLC (the "Information Agent") by calling (800) 467-0743 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday (except holidays).

IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR SHARES AT THIS TIME, YOU DO NOT NEED TO DO ANYTHING. THE OFFER IS NOT PART OF A PLAN TO LIQUIDATE THE FUND. SHAREHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE OFFER. SHAREHOLDERS WISHING TO SELL SHARES SHOULD CONSIDER WHETHER PARTICIPATING IN THE OFFER, IN LIGHT OF THE ASSOCIATED TRANSACTION COSTS DESCRIBED IN THIS OFFER TO PURCHASE, IS COST-EFFECTIVE VERSUS SELLING SHARES ON THE NYSE AMERICAN.

YOU MAY CHOOSE TO SELL YOUR SHARES ON THE NYSE AMERICAN AT THE PREVAILING MARKET PRICE (WHICH LIKELY WILL DIFFER FROM THE PURCHASE PRICE OF THE OFFER) AT ANY TIME.

The Fund will pay all administrative charges and expenses related to the Offer. The charges and expenses shall include legal, accounting, filing, printing, and those of the Information Agent and Computershare Trust Company, N.A. (the "Depositary") incurred in connection with the Offer. The date of this Offer to Purchase is May 17, 2019. The Fund mailed this Offer to Purchase and the accompanying Letter of Transmittal to shareholders on or about May 17, 2019.